Java Express, Inc.
(a Nevada Corporation)

Convertible Note


Java Express, Inc., a Nevada corporation ("Company") for value received (summarized more specifically in Exhibit I.) hereby promises to pay to Dominion World Investments (the "Holder") or its assignee, the sum of Fifteen Thousand Dollars ($15,000.00) US, with no interest in consideration of the conversion right and payable in accordance with the terms and conditions set forth herein.

1) Payment Terms: Principal shall be all due and payable on December 31, 2002. Holder expressly agrees that repayment of the note shall NOT be paid from proceeds of the company's public offering, and that if additional funds are not available the holder will convert to equity.

2) Right to Convert by Holder: The Holder of this Note shall have the option to convert only the entire amount and not any portion thereof, of the principal of this Note into shares of common stock of the Company at a conversion price as hereinafter provided in Paragraph 3 below.

3) Conversion Price: The principal of the Note shall be converted into common shares of the Company (the "Converted Shares") at a share price equal to the "bid" price of the Company's common stock on the date of the conversion, or in the event the Company has no bid price, the principal of this Note shall be converted into common stock at $.05 per share equaling three-hundred thousand (300,000) shares of the Company's common stock..

4) Conversion Date: The Conversion Date for the Holder of the Note shall be anytime after December 31, 2002 but no later than April 25, 2003 (the Holder's Conversion Period).

5) Manner of Exercise of Conversion rights: In order to exercise the conversion rights of this Note, the Holder must give notice to the Company at anytime during the Holder's Conversion Period of its intention to exercise

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its conversion rights.  Absent such a notice to the Company, the Holder's conversion rights shall expire after the expiration of the Holder's Conversion Period.

6) Prepayment: The Company shall have the right to prepay all or any part of the principal of this Note without penalty. However, in the event the Company elects to prepay the Note, the Holder shall have ten (10) days from the receipt of written notice of this prepayment election to exercise its conversion rights as set forth above in Paragraph 2.

7) Default: In the event the Company fails to pay the principal of this Note when due, the Holder shall have the option, after providing thirty (30) days written notice to the Company, to (1) declare the unpaid principal balance all due and payable or (2) exercise its conversion rights for all of the unpaid principal as set forth above in Paragraph 2.

8)     Company to Reserve Shares:   The Company shall at all times during the
term of this Note reserve and keep available out of its authorized but unissued shares, such amount of its duly authorized shares of common stock as shall be necessary to effect the conversion of this Note.

9) Notices: All notices given pursuant to this Note must be in writing and may be given by (1) personal delivery, or (2) registered or certified mail, return receipt requested, or (3) via facsimile transmission.

10) Arbitration: The parties hereby submit all controversies, claims and matters of difference arising out of the Note to arbitration in Utah. This submission and agreement to arbitrate shall be specifically enforceable.

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer.

                                       Java Express, Inc.

                                          /s/ Lance Musicant
Dated:  April 15, 2002             By:   _________________________
                                         Lance Musicant, President